Exhibit 99
Corporate Relations | 77 Beale Street | San Francisco, CA 94105 | 415.973.5930 | www.pge.com
September 15, 2014
PG&E TAKES ACTION TO ADDRESS EX PARTE COMMUNICATION ISSUES IDENTIFIED IN SELF-REPORT TO CPUC TODAY;
PLEDGES ‘NO EXCUSES’ COMPLIANCE

San Francisco, Calif. — Pacific Gas and Electric Company (PG&E) today notified the California Public Utilities Commission (CPUC) that an extensive internal review of nearly five years of emails between the company and officials at the Commission has identified a number of instances in which PG&E believes it violated the CPUC’s rules governing communications with the state regulator in the pending Gas Transmission & Storage rate case.

The communications reported to the CPUC today occurred over a three-week period in January, 2014, during which time a number of e-mails were sent to the CPUC concerning the assignment of administrative law judges and commissioners to the Gas Transmission & Storage rate case.  These e-mails may have violated CPUC rules prohibiting certain ex parte communications -- meaning communication with decision-makers that takes place without the knowledge of all parties to a proceeding.

These communications were identified after the company voluntarily chose to broaden its internal review of any potential ex parte communications well beyond those communications referenced in a San Bruno motion filed last July. The expanded review included more than 65,000 emails to and from the Commission since early 2010.

Actions to Address

“As a company, we must be committed to complying with both the letter and the spirit of the law and PG&E’s own Code of Conduct at all times. No excuses. That is, and must be, the standard for our behavior individually and as a company,” Chairman and CEO Tony Earley and President Chris Johns said in a joint letter to employees today.

They outlined actions resulting from the internal review process:

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Three officers will no longer be employed by the company. They are the senior vice president of regulatory affairs, vice president of regulatory relations, and vice president of regulatory proceedings and rates.

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PG&E has appointed Steve Malnight as senior vice president of regulatory relations. Previously, Malnight was vice president of customer energy solutions. Malnight will report to PG&E President Chris Johns.

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The company is creating the new role of chief regulatory compliance officer, whose mandate will be to help oversee compliance with all requirements governing PG&E’s interactions with the CPUC. The position will report to Chairman and CEO Tony Earley and to the Audit Committee of the PG&E Board of Directors.

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The company has engaged Ken Salazar, a partner in the WilmerHale law firm, as special counsel on regulatory compliance matters to assist in developing a best-in-class regulatory compliance model. Salazar has deep experience in regulatory and energy matters. Among his roles has been service as Secretary of the U.S. Department of the Interior, U.S. Senator from Colorado, Attorney General of Colorado and Executive Director of the Colorado Department of Natural Resources.

•	PG&E plans additional, mandatory training for all employees who routinely interact with PG&E’s regulators.

Letter to Employees

In their joint letter announcing these actions to employees, Earley and Johns said, in part:

“As a company, we must be committed to complying with both the letter and the spirit of the law and PG&E’s own Code of Conduct at all times. No excuses. That is, and must be, the standard for our behavior individually and as a company.

“We all have a responsibility to know, understand and comply with all of the rules, including PG&E’s own Code of Conduct, as they apply to our respective roles.

“In these instances, there was behavior that clearly failed to meet that standard, and we greatly regret that. Even absent an ex parte violation, these actions did not represent the company in the manner we expect of our officers. As a result, we took immediate and definitive action. We’re continuing this review and will take additional actions if warranted.

“Beyond that, it is also clear that we need to take additional steps to raise the level of professionalism and propriety in our interactions with regulators. While many of us have felt that criticism characterizing PG&E’s relationship with the CPUC as ‘cozy’ has been unfair, we need to acknowledge that we have earned some of the criticism and we need to take action to change that.

“As we have said previously, we have been very disappointed by the tone of some emails that have been reviewed. While not violations of regulations, they are unprofessional and unacceptable.

“We’ve made truly incredible progress in terms of our operational focus and in creating a strong safety culture at PG&E. But to be successful, it’s also critical that our culture demonstrates an unfailing commitment to conducting our business in compliance with both the letter and spirit of the law and our Code of Conduct and with a high degree of professionalism.”

PG&E’s filing with the CPUC can be read here.

About PG&E

Pacific Gas and Electric Company, a subsidiary of PG&E Corporation (NYSE:PCG), is one of the largest combined natural gas and electric utilities in the United States. Based in San Francisco, with more than 20,000 employees, the company delivers some of the nation’s cleanest energy to nearly 16 million people in Northern and Central California. For more information, visit www.pge.com/ and http://www.pge.com/about/newsroom/.